EXHIBIT 99.1

Air Methods Provides Update on 1st Quarter Results

Severe Weather and Deterioration in Payer Mix Contribute to Quarterly Loss

DENVER, April 18, 2013 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the largest air medical transportation company in the world, provided preliminary results for first quarter 2013. Total community-based patient transports for the first quarter 2013 are estimated to be 11,841. Patients transported for community bases in operation greater than one year decreased an estimated 1,082 transports, or 9%, while weather cancellations for these same bases increased by an estimated 427 transports compared with the prior-year quarter.

Preliminary net revenue per community-based transport for the first quarter 2013 was $9,108, as compared with $10,072 in the prior-year quarter, a 10% decrease. This decrease was almost entirely attributed to deterioration in the percentage of privately insured patients transported, which declined from 36% to 32% of total patients transported, compared with fourth quarter of 2012.

As a result of these factors, the Company expects to report a net loss of approximately $0.14 to $0.16 per share for the first quarter of 2013, compared with net income of $0.32 per share in the prior-year quarter. The Company stated that these preliminary results are subject to final quarter-end closing and review procedures and are therefore subject to change.

Aaron Todd, CEO, stated, "Although the decrease in same-base transports was in excess of weather cancellations, we attribute the additional decrease to weather as well. When the severity of the weather is prolonged, it can also reduce requests for transports, which do not register as weather cancellations. Although recent price increases continue to be paid at historical collection percentages, the deterioration in percentage of privately insured patients more than offset the benefit from price adjustments. We remain hopeful that flight volume and payer mix will return to historical levels in future quarters once weather and other seasonal factors moderate."

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services for hospitals and one of the largest community-based providers of air medical services. United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc., which provides helicopter tours and charter flights, primarily focusing on Grand Canyon tours. Air Methods' fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are "forward-looking statements", including statements we make with regard to the preliminary first quarter results, including those related to (i) total community-based patient transports, (ii) same base transports, (iii) weather cancellations, (iv) net revenue per community-based transport, and (v) net loss per share,  the impact of weather on same-base transports, payer mix estimates and the Company's expectations with respect to flight volume and payer mix, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the Company's completion of its final quarter-end closing, the size, structure and growth of the Company's air medical services, United Rotorcraft Division and Tourism Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Please contact Christine Clarke at (303) 792-7579 to be included on the Company's e-mail distribution list.

CONTACT: Trent J. Carman, Chief Financial Officer, (303) 792-7591